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                                                                       EXHIBIT 5

                               CUMMINGS & LOCKWOOD
                               Four Stamford Plaza
                                  P. O. Box 120
                        Stamford, Connecticut 06904-0120
                                 (203) 327-1700
                               FAX (203) 351-4534






                                                      December 13, 1996



The Board of Directors
Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, New York 10523

                     Re: Amscan Holdings, Inc. - Registration Statement on Form S-1 (Registration No. 333-4107)

Gentlemen:

         We have acted as special counsel for Amscan Holdings, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 6,152,500 shares (the "Shares") of its common stock, $0.10 par value (the "Common Stock"), to the several underwriters (the "Underwriters") to be named in Schedule I to the Underwriting Agreement (the "Underwriting Agreement"), a copy of the form of which has been filed as Exhibit 1 to the Registration Statement on Form S-1 (Registration No. 333-14107), as amended by Amendment Nos. 1 and 2 thereto, of the Company (as so amended, the "Registration Statement").

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and such other documents as we have deemed relevant and necessary as a basis for the opinions expressed herein, including the following: (a) the Certificate of Incorporation of the Company in the form filed as Exhibit 3(a) to the Registration Statement; (b) the By-Laws of the Company in the form filed as
Exhibit 3(b) to the Registration Statement; (c) the Registration Statement; (d)


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The Board of Directors                -2-                      December 13, 1996
Amscan Holdings, Inc.


resolutions adopted by the Board of Directors of the Company by unanimous consent dated as of November 27, 1996; and (e) the Underwriting Agreement.

         In our examination of the foregoing agreements, instruments, certificates and other documents, we have assumed that: (a) the statements made therein are accurate and complete; (b) the signatures on documents and instruments submitted to us as originals are authentic; and (c) documents submitted to us as copies of original documents conform with the originals thereof. For purposes hereof, we have also assumed that: (a) the agreements between the Company and the Underwriters will be in substantially the form of the Underwriting Agreement; (b) the Pricing Committee of the Board of Directors of the Company will approve the public offering price to be included in the Registration Statement (the "Public Offering Price"); and (c) the Public Offering Price for each of the shares will be greater than the par value thereof.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and sale, and when sold pursuant to the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         No opinion is expressed herein other than under the General Corporation Law of the State of Delaware.

         We hereby consent to the use of our name under the caption "Validity of Common Stock" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.

                                        Very truly yours,

                                        /s/ CUMMINGS & LOCKWOOD